Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of AirNet Technology Inc. on Form S-8 (file No.333-148352, No.333-164219, No.333-183448 and No. 333-187442) and on Form F-3 (file No.333-161067) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 28, 2023, with respect to our audit of the consolidated financial statements of AirNet Technology Inc. as of December 31, 2022 and for the year ended December 31, 2022, appearing in this Annual Report on Form 20-F of AirNet Technology Inc. for the year ended December 31, 2022.

/s/ Audit Alliance LLP

Audit Alliance LLP Singapore

April 28, 2023